EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated July 14, 2017 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2016

and as supplemented December 29, 2016, January 31, 2017, April 10, 2017 and May 18, 2017

The following replaces the “Portfolio Manager” section for Waddell & Reed Advisors Continental Income Fund on page 54:

Portfolio Managers

Matthew A. Hekman, Vice President of WRIMCO, has managed the Fund since August 2014, and Rick Perry, Senior Vice President of WRIMCO, has managed the Fund since July 2017.

The following replaces the first sentence of the first paragraph of the “The Management of the Funds — Portfolio Management — Waddell & Reed Advisors Continental Income Fund” section on page 91:

Waddell & Reed Advisors Continental Income Fund: Matthew A. Hekman and Rick Perry are primarily responsible for the day-to-day portfolio management of Waddell & Reed Advisors Continental Income Fund. Mr. Hekman has held his Fund responsibilities since August 2014.

The following is inserted as a new paragraph immediately following the first paragraph of the “The Management of the Funds — Portfolio Management — Waddell & Reed Advisors Continental Income Fund” section on page 91:

Mr. Perry has held his responsibilities for Waddell & Reed Advisors Continental Income Fund since July 2017. He is Senior Vice President of WRIMCO and IICO, Vice President of the Trust and Vice President of and portfolio manager for other investment companies for which WRIMCO or IICO serve as investment manager. Mr. Perry joined WRIMCO in October 2015 as a portfolio manager. Prior to joining WRIMCO, he had served as head of investment grade credit for Aegon USA Investment Management since 2006 and had previously served as a portfolio manager with Aegon since 2001. Mr. Perry graduated from Central College in 1989 with a BA in Accounting and in Business Management and earned an MBA with a concentration in Investments from the University of Iowa in 1992. Mr. Perry is a Chartered Financial Analyst and a Certified Public Accountant.

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WADDELL & REED ADVISORS FUNDS

Supplement dated July 28, 2017 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2016

and as supplemented December 29, 2016, January 31, 2017, April 10, 2017, May 18, 2017 and July 14, 2017

The following paragraphs are added as new paragraphs immediately after the sole paragraph in “The Management of the Funds — Investment Adviser” section on page 90:

WRIMCO and the Trust have received “manager of managers” exemptive relief from the SEC (the Order) that permits WRIMCO, subject to the approval of the Board (including a majority of Trustees who are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Trust, WRIMCO or any subadviser), to appoint an unaffiliated investment subadviser or to materially amend the terms of an investment subadvisory agreement with an unaffiliated investment subadviser for the Funds without first obtaining shareholder approval (except if the change results in an increase in the aggregate advisory fee payable by a Fund). Prior to relying on the Order, a Fund must receive approval of its shareholders. The Order permits the Funds to add or to change unaffiliated investment subadvisers or to change the fees paid to such investment subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change. Under the Order, WRIMCO has the ultimate responsibility (subject to oversight by the Board) to oversee any investment subadvisers and recommend their hiring, termination and replacement, and WRIMCO may, at times, recommend to the Board that a Fund change, add or terminate its investment subadviser; continue to retain its investment subadviser even though the investment subadviser’s ownership or corporate structure has changed; or materially change the investment subadvisory agreement with its investment subadviser. Each Fund will notify shareholders of any change in the identity of an investment subadviser or the addition of an investment subadviser to the Fund.

Shareholders of each Fund have approved the use of the Order. Accordingly, each Fund may rely on the Order.